Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Distributed Energy Systems Corp., which appears in Distributed Energy Systems Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut

June 29, 2005